(PAGE)1














                         STOCK PURCHASE AGREEMENT

                              BY AND BETWEEN

                    HOUSING DEVELOPMENT ASSOCIATES S.E.

                                    AND

                  PAXSON COMMUNICATIONS OF SAN JUAN, INC.

                             NOVEMBER 12, 1996




























(PAGE)2                      TABLE OF CONTENTS


                                                                       Page
SECTION 1.     CERTAIN DEFINITIONS. . . . . . . . . . . . . . . . . . . . 1
     1.1  Terms Defined in this Section . . . . . . . . . . . . . . . . . 1
     1.2  Terms Defined Elsewhere in this Agreement . . . . . . . . . . . 3
     1.3  Clarifications. . . . . . . . . . . . . . . . . . . . . . . . . 3

SECTION 2.     AT CLOSING; PURCHASE PRICE . . . . . . . . . . . . . . . . 4
     2.1  Agreement to Sell and Buy . . . . . . . . . . . . . . . . . . . 4
     2.2  Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . 4
     2.3  Preclosing Distribution . . . . . . . . . . . . . . . . . . . . 4

SECTION 3.     REPRESENTATIONS AND WARRANTIES OF HDA. . . . . . . . . . . 4
     3.1  Organization of HDA . . . . . . . . . . . . . . . . . . . . . . 4
     3.2  Authorization and Binding Obligation. . . . . . . . . . . . . . 4
     3.3  Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     3.4  Absence of Conflicting Agreements; Consents . . . . . . . . . . 5
     3.5  Claims and Legal Actions. . . . . . . . . . . . . . . . . . . . 5
     3.6  Broker. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     3.7  Real Property.. . . . . . . . . . . . . . . . . . . . . . . . . 6

SECTION 4.     REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . . 6
     4.1  Organization, Standing, Authority, Ownership. . . . . . . . . . 6
     4.2  Authorization and Binding Obligation. . . . . . . . . . . . . . 6
     4.3  Absence of Conflicting Agreements . . . . . . . . . . . . . . . 6
     4.4  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     4.5  Investment Purpose. . . . . . . . . . . . . . . . . . . . . . . 7
     4.6  Qualifications. . . . . . . . . . . . . . . . . . . . . . . . . 7

SECTION 5.     CERTAIN PRECLOSING COVENANTS . . . . . . . . . . . . . . . 7
     5.1  Encumbrances. . . . . . . . . . . . . . . . . . . . . . . . . . 7
     5.2  Dispositions. . . . . . . . . . . . . . . . . . . . . . . . . . 7
     5.3  Access to Information . . . . . . . . . . . . . . . . . . . . . 7
     5.4  Indebtedness and Obligations. . . . . . . . . . . . . . . . . . 7
     5.5  Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . 7
     5.6  Licenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     5.7  No Inconsistent Action. . . . . . . . . . . . . . . . . . . . . 8
     5.8  HDA Consents. . . . . . . . . . . . . . . . . . . . . . . . . . 8
     5.9  Notification. . . . . . . . . . . . . . . . . . . . . . . . . . 8
     5.10  Capital Improvements . . . . . . . . . . . . . . . . . . . . . 8
     5.11  Shareholder and Management Agreement.. . . . . . . . . . . . . 8

SECTION 6.     SPECIAL COVENANTS AND AGREEMENTS . . . . . . . . . . . . . 8
     6.1  FCC Consent . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     6.2  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . 9
     6.3  Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     6.4  Control of the Stations . . . . . . . . . . . . . . . . . . . .10
     6.5  No Inconsistent Action. . . . . . . . . . . . . . . . . . . . .10
     6.6  Buyer Consents. . . . . . . . . . . . . . . . . . . . . . . . .10
     6.7  Exclusivity . . . . . . . . . . . . . . . . . . . . . . . . . .10
     6.8  Agreement with ECOC . . . . . . . . . . . . . . . . . . . . . .12
     6.9  Studio Lease Agreement. . . . . . . . . . . . . . . . . . . . .12
(PAGE)3
     6.10 Cancellation of Note. . . . . . . . . . . . . . . . . . . . . .12
     6.11 Shareholder and Management Agreements . . . . . . . . . . . . .12
     6.12 Ponce Transmitter Site. . . . . . . . . . . . . . . . . . . . .12
     6.13 Mortgage. . . . . . . . . . . . . . . . . . . . . . . . . . . .13

SECTION 7.     CONDITIONS TO OBLIGATIONS OF BUYER AND HDA . . . . . . . .13
     7.1  Conditions to Obligations of Buyer. . . . . . . . . . . . . . .13
     7.2  Conditions to Obligations of HDA. . . . . . . . . . . . . . . .15

SECTION 8.     CLOSING AND CLOSING DELIVERIES . . . . . . . . . . . . . .16
     8.1  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     8.2  Deliveries by HDA . . . . . . . . . . . . . . . . . . . . . . .16
     8.3  Deliveries by Buyer . . . . . . . . . . . . . . . . . . . . . .17

SECTION 9.     TERMINATION. . . . . . . . . . . . . . . . . . . . . . . .18
     9.1  Termination by HDA  . . . . . . . . . . . . . . . . . . . . . .18
     9.2  Termination by Buyer. . . . . . . . . . . . . . . . . . . . . .18
     9.3  Rights on Termination . . . . . . . . . . . . . . . . . . . . .19
     9.4  Specific Performance. . . . . . . . . . . . . . . . . . . . . .19
     9.5  Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . .19

SECTION 10.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION;
               CERTAIN REMEDIES . . . . . . . . . . . . . . . . . . . . .19
     10.1  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . .19
     10.2  Indemnification by HDA . . . . . . . . . . . . . . . . . . . .19
     10.3  Indemnification by Buyer . . . . . . . . . . . . . . . . . . .20
     10.4  Procedure for Indemnification. . . . . . . . . . . . . . . . .21
     10.5  Certain Limitations. . . . . . . . . . . . . . . . . . . . . .22
     10.6  Exclusivity of Remedy. . . . . . . . . . . . . . . . . . . . .22

SECTION 11.    MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . .22
     11.1  Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . .22
     11.2  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . .23
     11.3  Benefit and Binding Effect . . . . . . . . . . . . . . . . . .23
     11.4  Further Assurances . . . . . . . . . . . . . . . . . . . . . .24
     11.5  GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . .24
     11.6  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . .24
     11.7  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . .24
     11.8  Waiver of Compliance; Consents . . . . . . . . . . . . . . . .24
     11.9  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .24
     11.10 Guaranty of PCC. . . . . . . . . . . . . . . . . . . . . . . .24












(PAGE)4

                         STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT is made as of November 12, 1996, by and between PAXSON COMMUNICATIONS OF SAN JUAN, INC., a Florida corporation ("Buyer"), and HOUSING DEVELOPMENT ASSOCIATES S.E., a Puerto Rico special partnership ("HDA").

                             R E C I T A L S:

     A. S & E Network Inc., a Puerto Rico corporation (the "Company"), owns television stations WSJN-TV, San Juan, Puerto Rico, WKPV(TV), Ponce, Puerto Rico and WJWN-TV, San Sebastian, Puerto Rico (the "Stations") pursuant to licenses issued by the Federal Communications Commission (the "FCC").

     B. HDA owns fifty percent (50%) of the issued and outstanding shares of the common stock of the Company and Buyer owns the remaining fifty percent (50%) of the issued and outstanding shares of the common stock of the Company.

     C. Buyer desires to buy from HDA and HDA desires to sell to Buyer all of HDA's shares of the common stock of the Company on the terms and conditions hereinafter set forth.

                           A G R E E M E N T S:

     In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be bound legally, agree as follows:

SECTION 1.  CERTAIN DEFINITIONS

     1.1 Terms Defined in this Section. The following terms, as used in this Agreement, have the meanings set forth in this Section:

     "Affiliate" means (a) any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with another Person, or (b) an officer or director of an affiliate within the meaning of (a) above.

     "Buyer Consents" means the Consents required to be obtained by Buyer to permit Buyer to buy the Stock pursuant to this Agreement.

     "Closing" means the consummation of the purchase and sale of the Stock pursuant to this Agreement in accordance with the provisions of Section 8.

     "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.

     "Communications Act" means the Communications Act of 1934, as amended.

(PAGE)5
     "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Stock to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

     "Effective Time" means 12:01 a.m., local San Juan time, on the Closing
Date.

     "FCC" means the Federal Communications Commission.

     "FCC Consent" means action by the FCC granting its consent to the transfer of the Stock to Buyer as contemplated by this Agreement.

     "FCC Licenses" means those licenses, permits, and authorizations issued by the FCC to the Company in connection with the business and operations of the Stations.

     "First Purchase Agreement" means the Stock Purchase Agreement, dated as of January 31, 1996, by and among the Company, Buyer and HDA.

     "HDA Consents" means the Consents required to be obtained by HDA to permit HDA to sell the Stock pursuant to this Agreement as listed in
Schedule 3.4.

     "Licenses" means all licenses, permits, construction permits, and other authorizations issued by the FCC, the Federal Aviation
Administration, or any other federal, state, or local governmental authorities to the Company, currently in effect and used or useful in the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

     "Management Agreement" means the Management Agreement, dated as of August 30, 1996, by and among Buyer, the Company and HDA.

     "Material Contract" means any contract, lease, non-governmental license, agreement, or commitment to which HDA is a party, except for any contract, lease, non-governmental license, agreement, or commitment, (i) the obligations under which will be fully performed prior to Closing; or
(ii) except for film or programming, entered into in the ordinary course of business and not involving a commitment in excess of $5,000.

     "Person" means an individual, corporation, association, partnership, joint venture, trust, estate, limited liability company, limited liability partnership, or other entity or organization.

     "Shareholder Agreement" means the Shareholder Agreement dated as of August 30, 1996, by and among Buyer, the Company and HDA.

     "Stations" means television stations WSJN-TV, San Juan, Puerto Rico, WKPV(TV), Ponce, Puerto Rico and WJWN-TV, San Sebastian, Puerto Rico.

     "Stock" means 500 shares of voting common stock, par value $.01 per share which, as of the Effective Time, shall represent fifty percent (50%)
(PAGE)6
of the issued and outstanding shares of capital stock of the Company.

     1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

         Term                          Section

         Buyer                         Preamble
         Claimant                      Section 10.4 (a)
         Company                       Recitals
         ECOC                          Section 6.8
         ECOC Agreement                Section 6.8
         ECOC Amendment                Section 6.8
         GE Loan                       Section 5.4
         HDA                           Preamble
         Indemnifying Party            Section 10.4 (a)
         IRS Debt                      Section 5.4
         Purchase Price                Section 2.2
         Studio Lease Agreement        Section 6.9

     1.3 Clarifications. Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender and any other number as the context requires. Use of the word "including" herein shall be deemed and construed to mean "including but not limited to." Except as specifically otherwise provided in this Agreement in a particular instance, a reference to a Section, Exhibit or Schedule is a reference to a Section of this Agreement or an Exhibit or Schedule hereto, and the terms "hereof," "herein" and other like terms refer to this Agreement as a whole, including the Schedules hereto, and not solely to any particular part hereof.

SECTION 2.  AT CLOSING; PURCHASE PRICE

     2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, HDA hereby agrees to sell, transfer and deliver to Buyer on the Closing Date, and Buyer agrees to purchase, the Stock, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever.

     2.2 Purchase Price. The purchase price for the Stock (the "Purchase Price") shall be Seven Million Dollars ($7,000,000), adjusted as provided in Section 6.12 and payable by federal wire transfer of same-day funds pursuant to wire instructions which shall be delivered by HDA to Buyer at least two business days prior to the Closing Date.

     2.3 Preclosing Distribution. At least ten days prior to the Closing, HDA and Buyer shall use good faith efforts to agree on the amount of a dividend (the "Dividend") to be declared by the Company in the aggregate amount of the excess of the Stations' cash receipts for the period January 31, 1996 through the Closing Date over the Stations' operating expenses (excluding noncash charges) for the same period. Immediately preceding the
(PAGE)7
Closing, HDA and Buyer shall cause the Company to declare the Dividend which shall be payable within 30 days after the Closing Date, one-half to HDA and one-half to Buyer, as shareholders of record immediately preceding the Closing.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF HDA

     HDA represents and warrants to Buyer as follows:

     3.1 Organization of HDA. HDA is a partnership duly organized and validly existing under the laws of the Commonwealth of Puerto Rico. HDA has the requisite partnership power and authority to execute, deliver and perform this Agreement and the documents contemplated hereby according to their respective terms.

     3.2 Authorization and Binding Obligation. The execution, delivery and performance of this Agreement by HDA have been duly authorized by all necessary partnership action on the part of HDA. This Agreement has been duly executed and delivered by HDA and constitutes the legal, valid, and binding obligation of HDA, enforceable in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

     3.3 Stock. HDA owns beneficially and of record the Stock free and clear of any mortgages, liens, claims, charges, encumbrances, assessments or other adverse interests of any kind or nature whatsoever except for encumbrances created by the Shareholder Agreement. The Stock constitutes fifty percent (50%) of the issued and outstanding shares of the capital stock of the Company. The Stock and the five hundred (500) shares of common stock of the Company owned by Buyer constitute the only issued and outstanding equity interest in the Company. The Stock has been duly and validly issued, is fully paid and nonassessable and was issued in accordance with all applicable laws. There are no outstanding options or other rights to acquire the Stock. Except for the Shareholder Agreement, there are no voting trust agreements or other contracts, agreements or arrangements restricting voting or dividend rights or the issuance or transferability of the Stock.

     3.4 Absence of Conflicting Agreements; Consents. Subject to obtaining the FCC Consent provided for in Section 6.1, the Buyer Consents and the HDA Consents described on Schedule 3.4, the execution, delivery and performance by HDA of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party; (b) will not conflict with any provision of the Certificate of Incorporation or Bylaws of the Company or the Partnership Agreement of HDA; (c) will not conflict with, result in a breach of, or constitute a default under any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; and (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of any Material Contract. Except for the FCC Consent
(PAGE)8
provided for in Section 6.1, the Buyer Consents and the HDA Consents described in Schedule 3.4, no consent, approval, permit, or authorization of, or declaration to, or filing with any governmental or regulatory authority or any other third party is required to permit HDA to consummate this Agreement and the transactions contemplated hereby.

     3.5 Claims and Legal Actions. There is no claim, legal action, counterclaim, suit, arbitration, or other legal, administrative, or tax proceeding, nor any order, decree, or judgment, in progress or pending, or to the knowledge of HDA threatened, against HDA or relating to alleged actions or omissions of HDA which could impair HDA's ability to consummate the transactions contemplated hereby or affect the business or operations of any Station, nor does HDA know of any basis for the same.

     3.6 Broker. Neither HDA nor any Person acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

     3.7 Real Property. All indebtedness and other payments secured by the mortgage described in Schedule 3.7 hereto (the "Mortgage") have been paid in full by the Company.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to HDA as follows:

     4.1 Organization, Standing, Authority, Ownership. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and has the requisite corporate power and authority to execute, deliver, and perform this Agreement and the documents contemplated hereby according to their respective terms and to own the Stock.

     4.2 Authorization and Binding Obligation. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

     4.3 Absence of Conflicting Agreements. Subject to the receipt of the Consents, the execution, delivery and performance by Buyer of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party; (b) will not conflict with the Articles of Incorporation or By-laws of Buyer; (c) will not conflict with, result in a breach of, or constitute a default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; and (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default
(PAGE)9
under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit to which Buyer is a party or by which Buyer may be bound. Except for the FCC Consent, the HDA Consents and the Buyer Consents, no consent, approval, permit or authorization of, or declaration to, or filing with any governmental or regulatory authority or any other third party is required to permit Buyer to consummate this Agreement and the transactions contemplated hereby.

     4.4 Brokers. Neither Buyer nor any Person acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

     4.5 Investment Purpose. Buyer is acquiring the Stock for investment for its own account and not with a view to the sale or distribution of any part thereof, and not including collateral assignments or pledges of the Stock for financing purposes, Buyer has no present intention of selling, granting participations in, or otherwise distributing the Stock.

     4.6 Qualifications. Assuming the Company's existing FCC authorization to operate WKPV(TV) and WJWN-TV as satellites of WSJN-TV pursuant to Section 73.3555, Note 5, of the FCC's rules and regulations is not terminated, Buyer is legally qualified under the Communications Act and FCC rules, regulations and policies to acquire the Stock and to operate the Stations.

SECTION 5.  CERTAIN PRECLOSING COVENANTS

     HDA covenants and agrees that between the date hereof and the Closing Date, HDA shall comply with the following covenants:

     5.1 Encumbrances. HDA will not create, assume, or permit to exist any mortgage, pledge, lien, or other charge or encumbrance affecting the Stock.

     5.2 Dispositions. HDA will not sell, assign, lease, or otherwise transfer or dispose of the Stock.

     5.3 Access to Information. HDA will give to Buyer and its counsel, accountants, engineers, and other authorized representatives reasonable access to all information that they reasonably request relating to the Stock.

     5.4 Indebtedness and Obligations. HDA shall either prepay, or pay promptly when due, all payment obligations (including principal, interest, penalties and other amounts) payable under the Promissory Notes of the Company to General Electric Capital Corporation of Puerto Rico (collectively, the "GE Loan") and all indebtedness of the Company to the Internal Revenue Service (the "IRS Debt"), which payment obligations have been assumed by HDA pursuant to an Assumption Agreement, dated August 30, 1996, by and among HDA, Buyer and the Company.

     5.5  Compliance with Laws.  HDA shall comply in all material respects
(PAGE)10
with all laws, rules, and regulations except to the extent that noncompliance would not have a material adverse effect on the Company or the Stock or that noncompliance is caused by an agent of Buyer.

     5.6 Licenses. HDA shall not cause any of the Licenses issued by the FCC with respect to the Stations to expire or to be revoked, suspended, or modified, or take any action that could reasonably be expected to cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation, or material adverse modification of any of such Licenses.

     5.7 No Inconsistent Action. HDA shall not take any action that is inconsistent in any material respect with its obligations under this Agreement or that could reasonably be expected to hinder or delay the consummation of the transactions contemplated by this Agreement. Neither HDA nor any of its representatives or agents shall, directly or indirectly, solicit, initiate, or participate in any way in discussions or negotiations with, or provide any confidential information to, any Person (other than Buyer or any Affiliate or associate of Buyer and their respective representatives and agents) concerning any possible disposition of the Stock or any similar transaction.

     5.8 HDA Consents. HDA shall use its best efforts to obtain all HDA Consents without any change in the terms or conditions of any contract or license to which such Consent relates. HDA shall promptly advise Buyer of any difficulties experienced in obtaining any of the HDA Consents and of any conditions proposed, considered, or requested for any of the HDA Consents.

     5.9 Notification. HDA shall promptly notify Buyer in writing of any material change in any of the information contained in the representations and warranties contained in Section 3 of this Agreement.

     5.10 Capital Improvements. Prior to the Closing Date, HDA shall have paid to the Company $50,000 for the repair of the retaining wall at the Cubuy tower site. HDA shall also have paid to the Company the necessary funds in excess of insurance proceeds to repair the other damage from Hurricane Bertha at the Cubuy tower site.

     5.11 Shareholder and Management Agreement. HDA shall comply with all of the terms and conditions of the Shareholder Agreement and the Management Agreement.

SECTION 6.  SPECIAL COVENANTS AND AGREEMENTS

     6.1  FCC Consent.

          (a) The sale of the Stock as contemplated by this Agreement is subject to the prior consent and approval of the FCC.

          (b) HDA and Buyer shall, and shall cause the Company to, prepare and, within five (5) business days after the date hereof, file with the FCC an appropriate application for the FCC Consent. HDA and Buyer shall, and
(PAGE)11
shall cause the Company to, thereafter prosecute the application for the FCC Consent with all reasonable diligence and otherwise use their respective best efforts to obtain a grant of the application for the FCC Consent as expeditiously as practicable. Each party agrees to comply, and cause the Company to comply, with any condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (i) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by that party of any of its representations, warranties, or covenants hereunder, and (ii) compliance with the condition would have a material adverse effect upon it. HDA and Buyer shall, and shall cause the Company to, oppose any petitions to deny or other objections filed with respect to the application for the FCC Consent and any requests for reconsideration or judicial review of the FCC Consent. The cost of such opposition shall be borne by the party whose qualifications are being challenged in such petition to deny, objection, request for reconsideration or judicial review.

          (c) If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 9, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the effective periods of the FCC Consent shall limit the exercise by either party of its right to terminate the Agreement under
Section 9.

     6.2 Confidentiality. Except as necessary for the consummation of the transaction contemplated by this Agreement, including the requirements of HDA's and Buyer's lenders, and the operation of the Stations pursuant to the Management Agreement and except as and to the extent required by law, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all information obtained by such party from the other party in connection with the transactions contemplated by this Agreement.

     6.3 Cooperation. Buyer and HDA shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and HDA shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their best efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, and except as otherwise expressly provided in this Agreement, Buyer shall have no obligation to agree to any adverse change in any License or contract in order to obtain a Consent required with respect thereto.

     6.4 Control of the Stations. Prior to Closing, the operations of the Stations, including complete control and supervision of all of the Stations' programs, employees, and policies, shall be the sole responsibility of the Company as managed by Buyer pursuant to the Management Agreement.

(PAGE)12
     6.5 No Inconsistent Action. Buyer shall not take any action that is inconsistent in any material respect with its obligations under this Agreement or that could reasonably be expected to hinder or delay the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, Buyer shall not take any action that could result in its disqualification under the Communications Act or FCC rules and regulations to purchase the Stock or operate the Stations. If Buyer becomes aware of any fact that could result in such disqualification, it will so inform HDA and use its best efforts to eliminate any such disqualifying fact.

     6.6 Buyer Consents. Buyer shall use its best efforts to obtain all of the Buyer Consents. Buyer shall promptly advise HDA of any difficulties experienced in obtaining any of the Buyer Consents and of any conditions proposed, considered or requested for any of the Buyer Consents.

     6.7  Exclusivity.

          (a) During the Exclusivity Period (defined below) Buyer shall cause the Stations not to broadcast any Interactive Gaming Programming (defined below) except for (i) Interactive Gaming Programming provided under the ECOC Agreement as amended pursuant to Section 6.8, (ii) Interactive Gaming Programming produced by or broadcast during time purchased by HDA or an Affiliate of HDA or (iii) RFR Waiver Programming (defined below).

          (b) The "Exclusivity Period" shall mean the period commencing on the date hereof and ending on the second anniversary of the Closing Date; provided, however, that the Exclusivity Period shall be extended following the second anniversary of the Closing Date for so long as HDA or an HDA Affiliate shall offer to purchase at least 2 hours per week of broadcast time on the Stations for broadcast of Interactive Gaming Programming which 2 hours requirement shall not be satisfied by the broadcast of Interactive Gaming Programming under the ECOC Agreement.

          (c) During the Exclusivity Period, Buyer shall cause the Company to sell to HDA or an HDA Affiliate, upon request, broadcast time on the Stations for Interactive Gaming Programming in a minimum and maximum amount of 2 hours per week and 10 hours per week, respectively. Buyer shall cause the Stations to make such broadcast time available at such times as shall be requested by HDA at least 30 days prior to the broadcast, but shall not be required to provide more than 2 hours per day. The hourly rate charged for such broadcast time shall equal the average of the rate charged for each hour immediately preceding and immediately following such broadcast time (not including advertising revenues for individual spots of one minute or less broadcast during such hour).

          (d) During the Exclusivity Period Buyer shall cause the Company to notify HDA of any bona fide offer from any person to purchase broadcast time on the Stations for the broadcast of Interactive Gaming Programming which the Company desires to accept ("Proposed Programming"). Such notice shall be in writing and shall set forth all material terms of the Proposed Programming including the schedule and number of hours per week of proposed
(PAGE)13
broadcast time, a detailed description of the content of the Proposed Programming, the consideration to be received by the Company in respect of the Proposed Programming and the duration of the commitment to purchase broadcast time. Following receipt of such notice, HDA shall have 60 days to notify the Company whether it wishes to purchase broadcast time for Interactive Gaming Programming on the same terms as the Proposed Programming. If HDA notifies the Company within such period of its desire to purchase broadcast time on such terms, the Company shall sell to HDA or an Affiliate of HDA such broadcast time on such terms provided that HDA or an Affiliate of HDA makes available to the Stations such programming within 120 days of HDA's receipt of notice of the Proposed Programming from Buyer pursuant to the first sentence of this paragraph (d). If HDA notifies the Company that it declines to purchase such broadcast time or fails to notify the Company within the 60-day period or fails to provide such programming within the 120-day period, the Company may broadcast the Proposed Programming in accordance with the terms thereof (hereafter "RFR Waiver Programming").

          (e) "Interactive Gaming Programming" shall mean programming permitted under applicable law the content of which determines or announces the outcome of a Sponsored Gaming Activity (defined below). "Sponsored Gaming Activity" shall mean any parimutuel wagering, sports betting or other game, lottery or contest where winners are determined predominantly by chance with respect to which (i) participants in the Sponsored Gaming Activity provide consideration for an opportunity to win a cash and/or non cash prize, and (ii) the purchaser of broadcast time for determining or announcing the outcome of such Sponsored Gaming Activity (or an Affiliate thereof) receives directly or indirectly some portion of such consideration or a fee paid by some other person who receives some portion of such consideration.

          Interactive Gaming Programming shall not include (i) advertisements for casinos, government lotteries, sports books or other gambling venues or gambling opportunities, or (ii) "no purchase necessary" sweepstakes or other games of chance where participants have an opportunity to win a prize but provide no consideration for such opportunity.

          (f) Notwithstanding the foregoing, the Company shall retain the right to interrupt or preempt the programming of HDA or an Affiliate thereof to be broadcast hereunder in case of an emergency or for noncommercial public service programming which, in the good faith judgment of the Company, is of greater local or national public importance and the Company shall not be required to broadcast any programming of HDA or an Affiliate thereof that violates any applicable laws, rules, regulations or policies of any governmental entity, including the FCC.

     6.8 Agreement with ECOC. Simultaneously with the Closing, Buyer and HDA shall cause the Company and HDA shall cause ECOC to amend the Agreement (the "ECOC Agreement"), dated as of February 1, 1996, between the Company and El Comandante Operating Co., Inc. ("ECOC"), pursuant to the Amendment to the ECOC Agreement attached hereto as Exhibit A (the "ECOC Amendment").

     6.9  Studio Lease Agreement. Simultaneously with the Closing, Buyer
(PAGE)14
and HDA shall cause the Company and HDA shall cause ECOC to enter into the studio lease agreement attached hereto as Exhibit B (the "Studio Lease Agreement").

     6.10 Cancellation of Note. Simultaneously with the Closing, the Company shall repay to HDA all capital funding notes issued by the Company pursuant to the Shareholder Agreement.

     6.11 Shareholder and Management Agreements. Simultaneously with the Closing, Buyer and HDA shall, and shall cause the Company to, terminate the Shareholder Agreement and the Management Agreement except that with respect to HDA, Section 7.4 of the Shareholder Agreement shall survive such termination for the term set forth in such Section.

     6.12 Ponce Transmitter Site. The parties hereto acknowledge that they have agreed to cause the Company to relocate the tower site for television station WKPV(TV), Ponce, Puerto Rico. HDA shall pay and reimburse Buyer and/or the Company, as applicable, for 25% of the costs and expenses relating to such relocation regardless of whether such costs and expenses are incurred prior to or after the Closing Date, provided that HDA's reimbursement obligation hereunder shall not exceed $100,000. At Closing, the Purchase Price shall be reduced by the amount of the relocation costs and expenses incurred by Buyer and/or the Company as of such date for which HDA is responsible hereunder and Buyer's reasonable estimate of the amount of the relocation costs and expenses to be incurred by Buyer and/or the Company following the Closing for which HDA is responsible hereunder provided that such reduction in the Purchase Price shall not exceed $100,000. Upon completion of the relocation, Buyer shall promptly pay to HDA the amount, if any, by which such reduction in the Purchase Price exceeded the aggregate amount of relocation costs and expenses actually incurred by Buyer and/or the Company for which HDA is responsible hereunder and HDA shall promptly pay to Buyer the amount, if any, by which such reduction in the Purchase Price is less than the aggregate amount of relocation costs and expenses actually incurred by Buyer and/or the Company for which HDA is responsible hereunder. Relocation costs and expenses payable hereunder by HDA shall include all out-of-pocket costs and expenses incurred by Buyer and/or the Company relating to such relocation; provided that relocation costs and expenses payable by HDA hereunder shall not include any lease payments to be made by the Company if the Company elects to lease the site to which it will relocate the WKPV(TV) transmitter site.

     6.13 Mortgage. Prior to and after the Closing, HDA shall use commercially reasonable efforts to assist the Company and Buyer in obtaining the release of record of the Mortgage.

SECTION 7.  CONDITIONS TO OBLIGATIONS OF BUYER AND HDA

     7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing hereunder are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

          (a) Representations and Warranties. All representations and warranties of HDA contained in this Agreement shall be true and complete in
(PAGE)15
all material respects at and as of the Closing Date as though made at and as of that time.

          (b) Covenants and Conditions. HDA shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

          (c) Consents. All Consents shall have been obtained without any adverse change in the terms or conditions of any Material Contract or any License.

          (d) FCC Consent. The FCC Consent shall have been granted without the imposition on Buyer or the Company of any conditions that need not be complied with by Buyer or the Company under Section 6.1 hereof and HDA shall have complied with any conditions imposed on it by the FCC Consent.

          (e) Governmental Authorizations. The Company shall be the holder of all FCC Licenses and there shall not have been any modification, revocation, or non-renewal of any License that could have an adverse effect on the Stations or the conduct of their business and operations. No proceeding shall be pending the effect of which could be to revoke, cancel, fail to renew, suspend, or modify adversely any FCC License.

          (f) Deliveries. HDA shall have made or stand willing to make all the deliveries to Buyer described in Section 8.2.

          (g) Station Authorizations. The Company shall continue to have all waivers and authorizations from the FCC to operate Station WKPV(TV) and Station WJWN-TV as satellites of Station WSJN-TV pursuant to Section 73.3555, Note 5, of the FCC's rules and regulations, 47 C.F.R. Section
73.3555 and there shall be no proceedings pending or threatened to revoke or suspend such waivers or authorizations.

          (h) No Proceeding. No administrative or judicial proceeding by any governmental authority or any other person shall have been instituted or threatened that questions the validity or legality of the transactions contemplated by this Agreement.

          (i) Stations' Operation. Buyer shall have received evidence that HDA shall have made the payments to the Company required by Section 5.10 hereof.

          (j) Carmen Jovet Programming Agreement. The termination agreement relating to the Carmen Jovet Programming Agreement shall be in full force and effect and HDA shall have made all payments required by the Company thereunder.

          (k) ECOC Amendment. ECOC shall have executed and delivered to Company the ECOC Amendment and the ECOC Agreement as amended by the ECOC Amendment shall be in full force and effect and ECOC shall be in compliance in all material respects therewith.
(PAGE)16
          (l) Studio Lease Agreement. ECOC shall have executed and delivered to Company the Studio Lease Agreement and such Studio Lease Agreement shall be in full force and effect.

          (m) GE Loan and IRS Debt. Buyer shall have received evidence that the GE Loan and the IRS Debt shall have been repaid in full by HDA or HDA shall have delivered to Buyer a release from General Electric Capital Corporation of Puerto Rico and the Internal Revenue Service releasing the Company from any and all liabilities or obligations thereunder. General Electric Capital Corporation of Puerto Rico and the Internal Revenue Service shall have released any and all liens that they may have in the assets of the Company and shall have delivered termination statements and releases reasonably satisfactory to Buyer with respect thereto.

          (n) Equipment Lease. The lease of equipment between the Company and ECOC shall be in full force and effect.

     7.2 Conditions to Obligations of HDA. All obligations of HDA at the Closing hereunder are subject at HDA's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

          (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

          (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

          (c) Deliveries. Buyer shall have made or stand willing to make all the deliveries described in Section 8.3.

          (d) FCC Consent. The FCC Consent shall have been granted without the imposition on HDA of any conditions that need not be complied with by HDA under Section 6.1 hereof, and Buyer and the Company shall have complied with any conditions imposed on them by the FCC Consent.

          (e) No Proceeding. No administrative or judicial proceeding by any governmental authority or any other person shall have been instituted or threatened that questions the validity or legality of the transactions contemplated by this Agreement.

          (f) ECOC Amendment. The Company shall have executed and delivered to ECOC the ECOC Amendment and the ECOC Agreement as amended by the ECOC Amendment shall be in full force and effect and the Company shall be in compliance in all material respects therewith.

          (g) Studio Lease Agreement. The Company shall have executed and delivered to ECOC the Studio Lease Agreement and such Studio Lease Agreement shall be in full force and effect.

(PAGE)17
          (h) Carmen Jovet Programming Agreement. Buyer shall have paid $64,486 to HDA, $30,000 of which represents one-half of the amount previously paid by HDA to Carmen Jovet and $34,486 of which represents the estimated book value as of December 31, 1996 of production equipment for the Carmen Jovet show owned by HDA and to be conveyed "as is" to the Company on or before the Closing pursuant to documentation reasonably satisfactory to Buyer.



SECTION 8.  CLOSING AND CLOSING DELIVERIES

     8.1  Closing.

          (a) Closing Date.

               (1) Except as provided below in this Section 8.1 (a) or as otherwise agreed to by Buyer and HDA, the Closing shall take place at 10:00 a.m. on a date, to be set by Buyer on at least five days' written notice to HDA, which shall be not earlier than the first business day after the FCC Consent is granted and not later than ten business days after the FCC Consent is granted.

               (2) Except as provided below in this Section 8.1 (a), if Buyer fails to specify the date for Closing pursuant to the preceding sentence prior to the fifth business day after the date upon which the FCC Consent has been granted, the Closing shall take place on the tenth business day after the date upon which the FCC Consent has been granted.

               (3) If there is in effect on the date on which the Closing would otherwise occur pursuant to this Section 8.1 (a) any judgment, decree, or order that would prevent or make unlawful the Closing on that date, the Closing shall be postponed until a date within the effective period of the FCC Consent (as it may be extended pursuant to Section 6.1), to be agreed upon by Buyer and HDA when such judgment, decree, or order no longer prevents or makes unlawful the Closing. If the Closing is postponed pursuant to this paragraph, the date of the Closing shall be mutually agreed to by HDA and Buyer.

          (b) Closing Place. The Closing shall be held at the offices of Dow, Lohnes & Albertson, 1200 New Hampshire Avenue, N.W., Suite 800, Washington, D.C. 20036, or any other place that is agreed upon by Buyer and HDA.

     8.2 Deliveries by HDA. Prior to or on the Closing Date, HDA shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

          (a) Stock. Certificates representing all of the Stock, which shall be either duly endorsed or accompanied by stock powers duly executed in favor of Buyer.

          (b) Resolutions.  Copies of resolutions adopted by the managing
(PAGE)18
general partner of the managing partner of HDA authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of such managing general partner as being true and complete on the Closing Date.

          (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of HDA by the President of the managing partner of HDA, certifying: (1) that the representations and warranties of HDA contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and
(2) that HDA has in all material respects performed and complied with all of its obligations, covenants, and agreements in this Agreement to be performed and complied with on or prior to the Closing Date.

          (d) Opinions of Counsel. Opinions of HDA's counsel and communications counsel dated as of the Closing Date, in form and substance satisfactory to Buyer's counsel.

          (e) Resignations. Written resignations effective as of the Closing Date of the officers and directors of the Company set forth on
Schedule 8.2(e) hereto or any successor to any such officers or directors.

          (f) GE and IRS Debt. Evidence reasonably satisfactory to Buyer that the GE Debt and the IRS Loan shall have been paid in full or the Company shall have been discharged from all liabilities and obligations thereunder and that General Electric Capital Corporation of Puerto Rico and the Internal Revenue Service shall have released all liens, security interests, claims and other encumbrances that they may have in the Company's assets.

          (g) Other Agreements.  The documents required by Sections 7.1(k),
(l) and (m).

     8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to HDA the following, in form and substance reasonably satisfactory to HDA and its counsel:

          (a) Purchase Price.  The payment described in Section 2.2.

          (b) Resolutions. Copies of resolutions adopted by the Board of Directors of Buyer, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified by its Secretary as being true and correct on the Closing Date.

          (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by the Chairman or President of Buyer, certifying (1) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) that Buyer has in all material respects performed and complied with all of its obligations, covenants, and agreements in this Agreement to be performed and complied with on or prior to the Closing Date.
(PAGE)19
          (d) Opinion of Counsel. An opinion of Buyer's counsel dated as of the Closing Date, in form and substance satisfactory to HDA's counsel.

          (e) Other Agreements. The agreements duly executed by the Company required by Sections 7.2(f) and (g).

SECTION 9.  TERMINATION

     9.1 Termination by HDA This Agreement may be terminated by HDA, if HDA is not then in material default, upon written notice to Buyer, upon the occurrence of any of the following:
          (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of HDA set forth in this Agreement has not been satisfied or waived in writing by HDA.

          (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

          (c) Upset Date. If the Closing shall not have occurred on or prior to July 1, 1997.

     9.2 Termination by Buyer. This Agreement may be terminated by Buyer, if Buyer is not then in material default, upon written notice to HDA, upon the occurrence of any of the following:

          (a) Conditions. If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in this Agreement has not been satisfied or waived in writing by Buyer.

          (b) Judgments. If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing.

          (c) Upset Date. If the Closing shall not have occurred on or prior to July 1, 1997.

     9.3  Rights on Termination.   If this Agreement is terminated by
either party due to the other party's breach of any provision of this Agreement, such party shall have all rights and remedies available at law or equity.

     9.4 Specific Performance. The parties recognize that if HDA breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, HDA shall waive the defense that there is an adequate remedy at law.

     9.5  Attorneys' Fees.  In the event of a default by either party that
(PAGE)20
results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable legal fees and expenses (whether incurred in arbitration, at trial, or on appeal).

SECTION 10.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
             INDEMNIFICATION; CERTAIN REMEDIES

     10.1 Survival. Without prejudice to representations and warranties in other agreements delivered hereunder, all representations and warranties of Buyer and HDA herein and all covenants of Buyer and HDA herein with respect to periods prior to Closing shall be deemed continuing representations, warranties and covenants, and shall survive the Closing for a period of eighteen (18) months. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained in this Agreement. No notice or information delivered by either party shall affect the other party's right to rely on any representation, warranty, or covenant made by such party or relieve such party of any obligations under this Agreement as the result of a breach of any of its representations and warranties.

     10.2 Indemnification by HDA. Notwithstanding the Closing but subject to Section 10.5, HDA hereby agrees to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

          (a) any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by HDA contained herein or in any certificate, document, or instrument delivered to Buyer hereunder;

          (b) any and all losses, liabilities or damages resulting from the threatened claims and legal actions described in Section 8 of Schedule 1 to the Officer's Certificate of the Company and HDA dated as of August 30, 1996 delivered at the closing under the First Purchase Agreement;

          (c) any and all losses, liabilities, or damages resulting from any claim by Angulo Capital Corporation relating to the matters alleged in its letter dated October 29, 1996 to Mr. Dean Goodman;

          (d) any and all losses, liabilities, or damages resulting from any claim that any current use of the property described on Schedule 3.7 to the First Purchase Agreement in which the Company has a 17.96% ownership interest does not comply with applicable deed restrictions or zoning requirements; provided that Buyer uses commercially reasonable efforts to mitigate any such losses, liabilities or damages;

          (e) any and all out-of-pocket costs and expenses, including reasonable legal fees and expenses, incident to any action, suit, proceeding, claim, demand, assessment, or judgment incident to the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity; and

          (f) in the event of an early termination of the Company's
(PAGE)21
leasehold interest under the Studio Lease Agreement resulting from any order by the Puerto Rico Racing Board, (i) any out-of-pocket costs not to exceed $150,000 of relocating the Company's studio to another facility, plus (ii) the rent differential between (A) rent payable under the Studio Lease Agreement for the remainder of the five-year term then in effect at the time of termination, and (B) rent payable by the Company for a replacement studio not to exceed 8,000 square feet for the same period; provided, however, that if the Company enters into a lease for a replacement studio in excess of 8,000 square feet, then HDA's reimbursement obligation shall apply only to that portion of the space equal to 8,000 square feet.

     10.3 Indemnification by Buyer. Notwithstanding the Closing but subject to Section 10.5, Buyer hereby agrees to indemnify and hold HDA harmless against and with respect to, and shall reimburse HDA for:

          (a) any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained herein or in any certificate, document, or instrument delivered to HDA hereunder; and

          (b) any and all out-of-pocket costs and expenses, including reasonable legal fees and expenses, incident to any action, suit, proceeding, claim, demand, assessment, or judgment incident to the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

     10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

          (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five business days after written notice of such action, suit, or proceeding was given to Claimant.

          (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity or under the arbitration provisions of this Agreement, as
(PAGE)22
applicable.

          (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, it shall be bound by the results obtained in good faith by the Claimant with respect to such claim.

          (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

          (e) The indemnifications rights provided in Section 10.2 and
Section 10.3 shall extend to the partners, officers, employees, and representatives of any Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

     10.5  Certain Limitations.

          (a) Except as provided in paragraph (c) of this Section 10.5, notwithstanding anything in this Agreement to the contrary, neither party shall indemnify or otherwise be liable to the other party with respect to any claim for any breach of a representation or warranty, or for the breach of any covenant contained in Section 5 of this Agreement, (i) unless notice of the claim is given within eighteen months after the Closing Date and
(ii) except to the extent the losses, obligations, liabilities, costs and expenses of such party arising therefrom exceed in the aggregate Ten Thousand Dollars ($10,000).

          (b) Notwithstanding anything in this Agreement to the contrary, no indemnification shall be payable by HDA or by Buyer to any Claimant in excess of Two Hundred Thousand Dollars ($200,000) in the aggregate, except with respect to Sections 3.5, 3.3, 5.10, 6.12, 10.2(c), 10.2(d) and
10.2(f) or with respect to the failure of Buyer to pay the Purchase Price.

          (c) The limitations on indemnification set forth in paragraph (a) of this Section 10.5 shall not apply to indemnification obligations of HDA under Sections 10.2(c), 10.2(d) or 10.2(f).

     10.6 Exclusivity of Remedy. Except as otherwise specifically provided for in this Agreement, the provisions of this Section 10 shall be the sole recourse of Buyer and HDA for any matters relating to or arising in connection with this Agreement, and such recourse is explicitly limited to the amounts and time limits set forth in Section 10.5.
(PAGE)23
SECTION 11.  MISCELLANEOUS

     11.1 Fees and Expenses. HDA shall pay any filing fees, transfer taxes, document stamps, or other charges levied by any governmental entity on account of the transfer of the Stock from HDA to Buyer. Except as provided in Section 6.1 (b) of this Agreement, Buyer and HDA shall each pay one-half of any fees charged by the FCC in connection with obtaining the FCC Consent. Except as otherwise specifically provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives.

     11.2 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be addressed as follows:

If to Buyer:                    Paxson Communications of San Juan, Inc.
                                601 Clearwater Park Road
                                West Palm Beach, FL  33401
                                Attn:  Mr. Lowell W. Paxson

with copies (which shall not
constitute notice) to:          John R. Feore, Jr., Esq.
                                Dow, Lohnes & Albertson
                                1200 New Hampshire Ave., N.W.
                                Suite 800
                                Washington, D.C.  20036

If to HDA:                      Housing Development Associates S.E.
                                650 Munoz Rivera Avenue, 7th Floor
                                Hato Rey
                                Puerto Rico  00918
                                Attention:  President

with a copy (which shall not
constitute notice) to:          W. Andrew Jack, Esq.
                                Covington & Burling
                                1201 Pennsylvania Avenue, N.W.
                                Washington, D.C.   20044-7566


or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this
Section 11.2. A notice mailed by registered or certified mail, postage prepaid and return receipt requested, shall be deemed to have been duly delivered and received on the date of receipt shown on the return receipt.

     11.3 Benefit and Binding Effect. No party hereto may assign this Agreement without the prior written consent of the other parties hereto; provided, however, that Buyer may assign its rights and obligations under this Agreement to another entity without seeking or obtaining HDA's prior approval provided, further, that Buyer shall guarantee such assignee's
(PAGE)24
performance hereunder. Upon any assignment by Buyer or permitted assignment by HDA in accordance with this Section 11.3, all references to "Buyer" herein shall be deemed to be references to Buyer's assignee and all references to "HDA" herein shall be deemed to be references to HDA's assignee. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     11.4 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement.

     11.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).
     11.6 Headings. The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

     11.7 Entire Agreement. This Agreement, the schedules hereto, the First Purchase Agreement, the Shareholder Agreement, the Management Agreement, and all documents, certificates, and other documents to be delivered or previously delivered by the parties pursuant hereto or thereto (including the Assumption Agreement and the Closing Agreement executed at the closing of the First Purchase Agreement), collectively represent the entire understanding and agreement between Buyer and HDA with respect to the subject matter of this Agreement. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and that is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

     11.8 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.8.

     11.9 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

     11.10 Guaranty of PCC. In consideration of the execution and delivery of this Agreement by HDA, Paxson Communications Corporation ("PCC") agrees as follows:

          (a) PCC hereby guarantees the full, complete and timely
(PAGE)25
performance by Buyer of each and every obligation of Buyer under this Agreement. If any default shall be made by Buyer in the performance of any of such obligations, then PCC will itself perform or cause to be performed such obligation upon receipt of notice from HDA specifying in summary form the default;

          (b) PCC waives presentment, protest, demand or action in respect of any of the obligations of Buyer under this Agreement. PCC waives all notices of nonperformance, notices of protest, notices of dishonor and notices of acceptance of this guaranty; and

          (c) this guaranty shall be deemed a continuing guaranty, and the above consents and waivers of PCC shall remain in full force and effect until the satisfaction in full of all obligations of Buyer under this Agreement.









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(PAGE)26
     IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized officers of Buyer and HDA as of the date first written above.

PAXSON COMMUNICATIONS OF SAN JUAN, INC.



By:  /s/ William L. Watson
     -------------------------------
     Name: William L. Watson
     Title: Secretary


HOUSING DEVELOPMENT ASSOCIATES S.E.

By:  Equus Gaming Company L.P.,
     its managing partner

     By:  Equus Management Company,
          its managing general partner



     By:  /s/ Donald G. Blakeman
          ---------------------------
               Name: Donald G. Blakeman
               Title: President


With respect to Section 11.10 only:

PAXSON COMMUNICATIONS CORPORATION


By:  /s/ William L. Watson
     -------------------------------
     Name: William L. Watson
     Title: Assistant Secretary















(PAGE)27



                       EXHIBITS AND SCHEDULES TO
                       STOCK PURCHASE AGREEMENT



                               EXHIBITS

     EXHIBIT A      -    ECOC Amendment
     EXHIBIT B      -    Studio Lease Agreement


                               SCHEDULES

     Schedule 3.4        -    HDA Consents
     Schedule 3.7        -    Mortgage
     Schedule 8.2(e)     -    Officers and Directors to Resign


































(PAGE)28



                             SCHEDULE 3.4

                             HDA CONSENTS

                                 None.













































(PAGE)29




                             SCHEDULE 3.7

                               MORTGAGE



     The mortgage set forth below on land in Cubuy, Canovanas, Puerto Rico which land is described in Schedule 3.7 to the First Purchase Agreement and in which the Company has a 17.96% ownership interest:

     Mortgage in the principal sum of $170,000 in favor of bearer, created as per Deed No. 43 executed on March 2, 1987 before Notary Public William A. Power, duly recorded at page 248(r) of Canovanas, 14th inscription.

     Mortgage in favor of bearer in the principal sum of $150,000 created as per Deed No. 56 executed on May 31, 1989 before notary
Public Sergio A. Ramirez de Arellano, duly recorded at page 250 of book 98 of Canovanas, 17th and last inscription.






























(PAGE)30




                            SCHEDULE 8.2(e)

                   OFFICERS AND DIRECTORS TO RESIGN


Directors

Donald G. Blakeman
Gretchen Gronau

Officers

Donald G. Blakeman       Vice President
Gretchen Gronau          Assistant Secretary



































(PAGE)31




                               EXHIBIT A

                        FORM OF ECOC AMENDMENT














































(PAGE)32




                               EXHIBIT B

                    FORM OF STUDIO LEASE AGREEMENT